MEMORANDUM OF AGREEMENT made as of the 1st day of February, 2005.

BETWEEN:     KCP INNOVATIVE SERVICES INC., a corporation incorporated pursuant to the laws of Alberta,

(hereinafter referred to as the “Corporation”)

OF THE FIRST PART

-and-

PROJEX CORPORATION LTD., a corporation incorporated pursuant to the laws of the Province of Alberta,

(hereinafter referred to as the “Consultant”)

OF THE SECOND PART

MANAGEMENT AGREEMENT

WHERAS:

1.

The Corporation is engaged in the business of Oil& Gas Services.

2.

The Corporation has agreed to retain the management services of The Consultant; and

3.

The parties wish to reduce their agreement to writing;

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the premises and of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

1.

The effective date of this Agreement is the 1st day of January 2004 (the “Effective Date”).

2.

The engagement of The Consultant by The Corporation shall commence of the Effective Date and shall continue unless terminated earlier in accordance with this Agreement.

3.

The Consultant shall provide to The Corporation all such management consulting, organizational, development and promotional services as The Corporation shall from time to time reasonably required and shall provide all such services associated with the office of Vice President Corporate Development of The Corporation (hereinafter called the “Services”).

4.

The Consultant shall retain James Baker to perform and carry out the Services.  The parties hereto agree and acknowledge that this Agreement is conditional upon the Services being performed by James Baker.

5.

The Consultant covenants and agrees to:

(a)

provide Services to the Corporation

(b)

have its personnel devote such time as is necessary for the efficient and expedient provision of the Services;

(c)

be responsible for and give adequate attention to the faithful prosecution and completion of the Services in the manner which is to the greatest advantage of The Corporation;

(d)

carry out to the best of its ability all lawful directions and instructions and resolution of the Board of Directors of The Corporation within a reasonable time; and

(e)

not enter into any contracts or incur any obligations or expenses which, in any single transaction or in an any series or related transactions, create liability or obligation in excess of $5,000, without the approval of the Board of Directors of The Corporation.

6.

The Corporation covenants and agrees that in consideration of the Services  to be rendered by The Consultant:

(a)

The Corporation shall pay to The Consultant the amount of FIVE THOUSAND ($5,000) DOLLARS per month for the term of this Agreement; and

(b)

The Corporation shall reimburse The Consultant for its reasonable expenses incurred in providing the Services to The Corporation except that The Corporation shall not be responsible for providing a vehicle to The Consultant.

(c)

The Consultant agrees that, except for expenses, no payment will be made until sufficient capital financing is raised and that the monthly payments accrue until then.  Should no capital financing be raised, The Corporation has no obligation to the Consultant to pay anything.

7.

This Agreement may be terminated:

(a)

by the mutual agreement of the parties hereto;

(b)

by the Corporation giving ninety (90) days’ written notice to The Consultant;

(c)

by the Consultant giving ninety (90) days’ written notice to The Corporation; or

(d)

by the Corporation without notice if terminated for just cause.

8.

The Consultant shall not be entitled to assign or transfer the whole or any part of this Agreement without prior written consent of The Corporation.

9.

The Consultant covenants and agrees, during the term of this Agreement and thereafter to not release or disclose any information respecting the business and affairs of The Corporation, except as may be reasonable required in carrying out the Services.

10.

This Agreement may not be amended except in writing.

11.

This Agreement shall be governed in accordance with the laws of the Province of Alberta.

12.

Unless the context otherwise requires.

(a)

words importing either male persons or corporations include male persons, female persons and corporation; and

(b)

Words in the singular include the plural and words in the plural include the singular.

13.

Any notice or other communications required or permitted to be given or served pursuant to the Agreement shall be in writing and shall be delivered personally or may be mailed by registered mail, postage prepaid, as follows:

As to

The Corporation:

8212-17th Avenue

Edmonton, AB T6K 2C8

As to

The Consultant:

112 Weber Close

Edmonton, AB T6M 2H1

Or such other address of which any one of the parties may have been notified in writing.  Any such notice shall be delivered by hand or by mail and shall be deemed to have been given, if delivered by hand, on the day delivered, and if mailed, five (5) days following the date of posting, provided that if there shall be between the time of mailing and actual receipt of the notice a mail strike, slowdown or other labor dispute which might affect delivery of such notice by the mails, then such notice shall be effective only if actually delivered.

14.

The parties covenant and agree to execute such further documents and assurances as counsel for either deem necessary to give full effect to the true intent and means of this Agreement.

15.

This Agreement constitutes the entire and final agreement between the parties with respect to all matters herein and its execution has not been induced by, nor has either of the parties relied upon nor do they regard as material, any representations or writings whatsoever not incorporated herein and made apart hereof.

16.

This Agreement shall enure to the benefits of and shall be binding upon the parties hereto and their respective successors and permitted assigns.

17.

This Agreement shall enure to the benefits of and shall be binding upon the parties hereto and their respective successors and permitted assigns.

IN WITNESS WHEREOF

of the parties hereto have properly executed this Agreement as of the day and year above written.

[THE CORPORATION]

Per: “Ken Pearson”

[THE CONSULTANT]

Per: “James Baker”